Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Post-Effective Amendment No. 4 to Registration Statement (No. 333-153862) on Form S-1 of Grant Park Futures Fund Limited Partnership of our reports dated February 24, 2011, February 24, 2011 and March 4, 2009 relating to our audits of the consolidated financial statements of Grant Park Futures Fund Limited Partnership, the consolidated statement of financial condition of Dearborn Capital Management, L.L.C. and Subsidiaries and the financial statements of Dearborn Select Master Fund, SPC – Winton Segregated Portfolio, respectively, appearing in the Prospectus, which is part of such Registration Statement.

We also consent to the reference of our firm under the captions “Selected Financial Data” and “Experts” in such Prospectus.

/s/ McGladrey & Pullen, LLP

Chicago, Illinois

April 27, 2011